EXHIBIT 99.1

Media Contact:                    Investor Relations Contact:
Evelyn Mitchell                    Dana Nolan
(205) 264-4551                    (205) 581-7890

Regions Financial Corporation Increases Quarterly Common Stock Dividend 8.3 Percent to $0.065 Per Share; Declares Quarterly Cash Dividend on Preferred Shares

BIRMINGHAM, Ala. - (BUSINESS WIRE) - April 21, 2016 - The Regions Financial Corporation (NYSE:RF) Board of Directors today declared the following cash dividends on its common shares, Series A preferred shares, and Series B preferred shares:

•
A quarterly cash dividend of $0.065 per common share, an increase of 8.3 percent or $0.005, payable on July 1, 2016, to stockholders of record at the close of business on June 10, 2016. The dividend is being paid pursuant to Regions’ 2015 capital plan that was not objected to by the Federal Reserve.

•
A quarterly cash dividend of $15.9375 per share (equivalent to approximately $0.398438 per depositary share) on the 6.375% Non-Cumulative Perpetual Preferred Stock, Series A, payable on June 15, 2016, to stockholders of record at the close of business on June 1, 2016.

•
A quarterly cash dividend of $15.9375 per share (equivalent to approximately $0.398438 per depositary share) on the 6.375% Non-Cumulative Perpetual Preferred Stock, Series B, payable on June 15, 2016, to stockholders of record at the close of business on June 1, 2016.

###
About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $126 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,600 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

1